Exhibit 99.1

EDWARD J. SCHNEIDER PROMOTED TO
EXECUTIVE VICE PRESIDENT OF BANKANNAPOLIS

Annapolis, MD, April 25, 2011 –Edward J. Schneider has been promoted to executive vice president of BankAnnapolis, a new position created in recognition of his performance as senior vice president and chief financial officer. Schneider will continue as CFO.

In announcing the promotion, Chairman and CEO Richard M. Lerner noted that “Ed has become a valued and trusted advisor and a significant contributor to executive management since joining BankAnnapolis two years ago.  The leadership and initiative he has shown have helped to shape the strategic direction of the Bank.”

Schneider, who earned an MBA from Rutgers, has 25 years’ experience in banking, having worked previously at Citigroup and its various subsidiaries from 1995 to 2004 and again from 2005 to 2009. From 2004 to 2005 he served as senior vice president and director of corporate regulatory reporting at MBNA, prior to its acquisition by Bank of America. From 1986 to 1995, he held a number of positions at other banks and bank holding companies.

BankAnnapolis serves the banking needs of small businesses, professional concerns, and individuals through eight community banking offices in Anne Arundel and Queen Anne's Counties in Maryland.  The Bank’s parent company, Annapolis Bancorp, Inc. (NASDAQ: ANNB), reported total assets of $432.1 million on Dec. 31, 2010.